Exhibit 14.1

                 SELECTED QUARTERLY FINANCIAL DATA - (UNAUDITED)
                (US dollars in thousands, except per share data)

                                                                     Quarter ended
                                           ---------------------------------------------------------------
                                               Mar. 31          Jun. 30         Sep. 30          Dec. 31
                                           -------------    -------------   -------------    -------------
Year ended December 31, 2003
----------------------------
   Net sales                                   $ 16,045         $ 16,944        $ 37,655         $ 34,556
   Gross profit                                   6,254            5,647          14,598           14,130
   Net income (loss)                               (604)            (789)          6,625            7,259
   Basic income (loss) per share                  (0.03)           (0.04)           0.37             0.40
   Diluted income (loss) per share                (0.03)           (0.04)           0.34             0.38

Year ended December 31, 2002
----------------------------
   Net sales                                   $ 17,503         $ 20,507        $ 47,305         $ 39,331
   Gross profit                                   5,928            6,202          18,939           16,096
   Net income (loss)                             (1,575)             962           9,379            3,168
   Basic income (loss) per share                  (0.09)            0.05            0.53             0.18
   Diluted income (loss) per share                (0.09)            0.05            0.51             0.17


Common Share Price                                      High       Low

2003 Quarter
   Fourth...........................................  $ 7.950    $ 6.300
   Third............................................    8.170      6.880
   Second...........................................    8.000      5.540
   First............................................    6.540      4.200

2002 Quarter
   Fourth...........................................  $ 4.600    $ 3.450
   Third............................................    4.029      3.560
   Second...........................................    4.600      3.800
   First............................................    4.400      3.400

2001 Quarter
   Fourth...........................................  $ 4.900    $ 2.531
   Third............................................    4.250      2.400
   Second...........................................    3.500      2.500
   First............................................    3.375      1.625